Exhibit 4.38

Execution Copy

DATED 10 DECEMBER 2007

GLOBAL SOURCES LTD.

and

TRADE MEDIA HOLDINGS LIMITED

as Vendors

- and -

IDG TECHNOLOGY VENTURE INVESTMENT III, L.P.

as Purchaser

AGREEMENT
for the sale and purchase of
62,652,000 shares in
HC INTERNATIONAL, INC.

Execution Copy

THIS AGREEMENT is made on 10 December 2007

BETWEEN:

1.	GLOBAL SOURCES LTD., a company incorporated in Bermuda whose registered office is at Canon's Court, 22 Victoria Street, Hamilton HM12, Bermuda ("GSOL");

2.
TRADE MEDIA HOLDINGS LIMITED, a company incorporated in the Cayman Islands whose registered address at 4th Floor, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 32322 SMB, George Town, Grand Cayman, Cayman Islands ("TMH" and, together with GSOL, the "Vendors" and each a "Vendor"); and

3.
IDG TECHNOLOGY VENTURE INVESTMENT III, L.P., a limited partnership organised under the laws of the State of Delaware with its registered address at the Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 ("IDG" or the "Purchaser"),

(each a "party" and together the "parties").

WHEREAS:

A.
HC International, Inc. (the "Company") was incorporated in the Cayman Islands as an exempted company with limited liability on 3 March 2000 and its shares are listed on the Growth Enterprise Market of the Stock Exchange.

B.
As at the date of this Agreement, the Vendors are the beneficial owners of an aggregate of 62,652,000 shares of HK$0.10 each in the capital of the Company (each a "Share"), representing approximately 12.71% of the issued share capital of the Company.

C.	The Vendors have agreed to sell and the Purchaser has agreed to purchase the Sale Shares (as defined in this Agreement) on the terms of this Agreement.

WHEREBY IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement:

"Business Day"	means a day (other than a Saturday or Sunday) on which banks are open for business in Hong Kong;

"Completion"	means completion of the sale and purchase of the Sale Shares under this Agreement;

"Completion Date"	means 18 December 2007 (or such other date as may be mutually agreed);

"Consideration"	means the consideration for the Sale Shares, as set out in clause 3.1;

"Purchaser Warranties"	means the representations and warranties set out in clause 6 given by the Purchaser;

"Settlement Monies"	means HK$96,087,167.05 to be paid on Completion for the Sale Shares, being the amount of the Consideration after deducting stamp duty payable for the sale of the Sale Shares at 0.1%;

"Stock Exchange"	means The Stock Exchange of Hong Kong Limited;

"Sale Shares"	has the meaning given to it in clause 2.1; and

"Vendor Warranties"	means the representations and warranties set out in clause 5 given by the Vendors.

Execution Copy

1.2	In this Agreement, unless otherwise specified:

1.2.1	references to clauses are to clauses of this Agreement;

1.2.2	words in the singular shall include the plural, and vice versa;

1.2.3	the masculine gender shall include the feminine and neutral and vice versa;

1.2.4	a reference to a person shall include a reference to a firm, a body corporate or an unincorporated association or to a person's executors or administrators;

1.2.5	if a period of time is specified and commences from a given day or the day of an act or event, it shall be calculated exclusive of that day;

1.2.6	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

1.2.7	a reference to "includes" or "including" shall mean "includes without limitation" or "including without limitation";

1.2.8	the headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement; and

1.2.9	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.

2.	SALE AND PURCHASE

2.1	On the terms of this Agreement, each of the Vendors shall sell, and the Purchaser shall in each case purchase, the number of Shares set forth below next to the Vendor's name:

2.1.1	GSOL: 5,916,000 Shares

2.1.2	TMH: 56,736,000 Shares

          (together the "Sale Shares", which amount in total to 62,652,000 Shares).

2.2
The Sale Shares shall be sold at Completion free from any claim, option, charge, lien, equity, encumbrance, rights of pre-emption or any other third party rights and together with all rights attaching to them at the date of Completion.

2.3	The Vendors shall not be obliged to complete the sale of any of the Sale Shares unless the Purchaser completes the purchase of all the Sale Shares simultaneously.

2.4	The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the Vendors complete the sale of all the Sale Shares simultaneously.

3.	CONSIDERATION

3.1
The total consideration for the sale and purchase of all the Sale Shares shall be a Hong Kong Dollar amount equal to HK$96,183,350.40 (representing HK$1.5352 per Sale Share), payable to the Vendors in the following amounts:

3.1.1	to GSOL: HK$9,082,243.20 (minus the stamp duty payable by GSOL); and

3.1.2	to TMH: HK$87,101,107.20 (minus the stamp duty payable by TMH).

4.	COMPLETION

4.1
Completion shall take place on the Completion Date at the offices of the Vendors' Hong Kong legal advisers, Herbert Smith, at 23rd Floor, Gloucester Tower, 15 Queen's Road Central, Hong Kong, at which:

4.1.1	the Vendors shall:-

Execution Copy

(A)
procure that their respective designated CCASS Participants give an irrevocable delivery instruction to effect a book-entry settlement of those Sale Shares that are held in CCASS in accordance with this Agreement and the General Rules and the Operational Procedures to the credit of the stock accounts of the CCASS Participant of the Purchaser in accordance with the instructions and details provided to the Vendors by the Purchaser prior to Completion;

(B)
deliver to, or procure that there be delivered to, the Purchaser (or the Purchaser’s designated CCASS Participants) evidence of the giving of the delivery instruction in (A) and signed sold notes in respect of the Sale Shares duly executed on behalf of the beneficial owners of the Sale Shares in a form complying with the Stamp Duty Ordinance (Cap. 117 of the Laws of Hong Kong) (it being hereby acknowledged and agreed by the parties for the avoidance of doubt that after receipt of such signed sold notes and other items deliverable by the Vendors at Completion under this clause 4.1.1, the Purchaser shall arrange for the stamping of the bought and sold notes in respect of the Sale Shares and the payment of stamp duties thereon within the prescribed period under relevant laws and regulations); and

(C)
deliver to the Purchaser a copy of the minutes (or an extract thereof) of a meeting of, or a copy of the written signed resolutions (or an extract thereof) of, each of the board of directors of the Vendors authorising the entering into, execution of and performance of its obligations under this Agreement, and which shall evidence the authority of the persons executing this Agreement on the respective Vendors’ behalf.

4.1.2	the Purchaser shall:-

(A)	pay the Settlement Monies in the amounts set out in the Schedule to this Agreement by electronic funds transfer for same day value to the following bank accounts of the Vendors:

  GSOL:

Correspondent Bank	:	HSBC Bank USA,
		Head Office
		HSBC Tower 452 Fifth Avenue
		New York, NY 10018
		U S A

Swift Address	:	MRMDUS33

ABA	:	021001088

Beneficiary Name	:	The Hongkong & Shanghai Banking Corporation Ltd

Beneficiary Address	:	Macau Main Office,
		639 Avenida Da Praia Grande,
		Macau

Beneficiary Account Number	:	000044008

Chips UID	:	116866

Swift Address	:	HSBCMOMX

For further credit to Global Sources Ltd., with Account number: 001-155217-095;

Execution Copy

TMH:

Correspondent Bank	:	HSBC Bank USA,
		Head Office
		HSBC Tower 452 Fifth Avenue
		New York, NY 10018
		U S A

Swift Address	:	MRMDUS33

ABA	:	021001088

Beneficiary Name	:	The Hongkong & Shanghai Banking Corporation Ltd

Beneficiary Address	:	Macau Main Office,
		639 Avenida Da Praia Grande,
		Macau

Beneficiary Account Number	:	000044008

Chips UID	:	116866

Swift Address	:	HSBCMOMX

For further credit to Trade Media Holdings Ltd., with Account number: 001-276104-101; and

(B)
deliver to the Vendors a copy of the minutes (or an extract thereof) of a meeting of, or a copy of the written signed resolutions (or an extract thereof) of, the board of directors of the Purchaser authorising the entering into, execution of and performance of its obligations under this Agreement, and which shall evidence the authority of the person(s) executing this Agreement on the Purchaser’s behalf.

4.2
If the obligations of any party under clause 4.1 above are not complied with on the Completion Date, the party not in default may (i) proceed to Completion as far as practicable (without limiting its rights under this Agreement), (ii) defer Completion for up to a period of ten (10) days (so that the provisions of this clause 4.2 shall apply to Completion as so deferred), or (iii) terminate this Agreement by giving notice in writing to that effect to the defaulting party.

4.3
If this Agreement is terminated in accordance with clause 4.2 above, all obligations of the parties under this Agreement shall end except for those expressly stated to continue without limit in time but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

5.	VENDOR WARRANTIES

5.1	Each of the Vendors warrants to the Purchaser that:

5.1.1
it is duly incorporated and validly existing under the laws of its place of incorporation, and has full power to enter into this Agreement and to exercise its rights and perform its obligations hereunder;

5.1.2
the execution, delivery and performance of this Agreement does not violate or contravene any of the provisions of any of its constitutional documents, any of the terms and conditions of any judgment, decree, agreement or contract by which it is or its assets are bound or any laws, regulations or rules to which it is or its assets are subject;

Execution Copy

5.1.3
it is the sole beneficial owner of the Sale Shares agreed to be sold by it hereunder and has the full right, power and capacity to sell and transfer such Sale Shares to the Purchaser as contemplated by this Agreement;

5.1.4
it has not created or purported to create any option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the Sale Shares or any of them that has not been discharged; and

5.1.5
it is not in possession or otherwise aware of any unpublished information with respect to the Company or its subsidiaries which is price sensitive in relation to the Shares or other securities of the Company.

5.2
Each of the Vendor Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Vendor Warranty or any other term of this Agreement.

5.3	The total liability of each Vendor under this Agreement shall not exceed the total consideration payable to it as set out in Clause 3.1 of this Agreement.

6.	PURCHASER'S WARRANTIES AND UNDERTAKINGS

6.1	The Purchaser warrants to each of the Vendors that:

6.1.1	it is duly formed and validly existing under the laws of its place of incorporation, and has full power to enter into this Agreement and to exercise its rights and perform its obligations hereunder;

6.1.2
the execution, delivery and performance of this Agreement does not violate or contravene any of the provisions of any of its constitutional documents, any of the terms and conditions of any judgment, decree, agreement or contract by which it is or its assets are bound or any laws, regulations or rules to which it is or its assets are subject;

6.1.3
 the Purchaser is not in possession or otherwise aware of any unpublished information with respect to the Company or its subsidiaries which is price sensitive in relation to the Shares or other securities of the Company;

6.2
Each of the Purchaser Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Purchaser Warranty or any other term of this Agreement.

6.3	The total liability of the Purchaser under this Agreement shall not exceed the total consideration set out in Clause 3.1 of this Agreement.

7.	CONFIDENTIALITY

7.1
Each party (including their representatives and authorised persons) shall, and the Purchaser shall use its reasonable endeavours to procure the Company that it shall, at all times keep confidential and not directly or indirectly make or allow any disclosure or use to be made of any information in its possession or otherwise obtained pursuant to this Agreement relating to any other party, the Company and each of its subsidiaries or to the existence or subject matter of this Agreement, except:

7.1.1	to the extent required by any applicable law or regulation or by any relevant regulatory body or securities exchange;

7.1.2
where the information is already disclosed in the public domain otherwise than pursuant to or arising from a breach by the parties (including their representatives and authorised persons) of its confidentiality undertaking under this clause; or

7.1.3	with the consent of the other party (which consent shall not be unreasonably withheld).

Execution Copy

7.2	The restrictions contained in this clause 7 shall continue to apply to each party without limit in time.

8.	ANNOUNCEMENTS

8.1
The parties agree that (and the Purchaser will use all reasonable endeavours to procure that the Company will ensure that) any announcement or circular required to be disclosed or issued by any applicable law or regulation or by any relevant regulatory body (including the Securities and Futures Commission of Hong Kong) or securities exchange (including the Stock Exchange) concerning the subject matter of this Agreement shall only be made or issued after consultation with the other parties and after taking into account the reasonable requirements of the other parties as to the contents of such announcement or circular.   No announcement concerning this Agreement shall be made by any party without the prior written approval of the other parties, such approval not to be unreasonably withheld or delayed.

8.2	The restrictions contained in this clause 8 shall continue to apply to each party without limit in time.

9.	ASSIGNMENT

9.1	This Agreement shall be binding on and enure for the benefit of each party's successors in title.

9.2
No party may assign (whether absolutely or by way of security and whether in whole or in part), transfer, mortgage, charge or otherwise dispose in any manner whatsoever of the benefit of this Agreement and no party may sub contract or delegate in any manner whatsoever its performance under this Agreement except with the prior written consent of the other parties.

9.3	In the event of an assignment pursuant to clause 9.2, the original contracting party remains liable to procure the performance of the obligations under the agreement by the assignee.

10.	NOTICES

10.1	A notice (including any approval, consent or other communication) in connection with this Agreement and the documents referred to in it:

10.1.1	must be in writing;

10.1.2
must be left at the address of the addressee or sent by pre paid first class post (airmail if posted to or from a place outside Hong Kong) to the address of the addressee or sent by facsimile to the facsimile number of the addressee in each case which is specified in this clause in relation to the party to whom the notice is addressed, and marked for the attention of the person so specified, or to such other address or facsimile number in Hong Kong and/or marked for the attention of such other person, as the relevant party may from time to time specify by notice given in accordance with this clause.

The relevant details of each party at the date of this Agreement are:

Vendors

Address:	c/o 22/F Vita Tower, 29 Wong Chuk Hang Road, Aberdeen, Hong Kong

Facsimile:	(852) 2552 5925

Attention:	Legal Department

Purchaser

Address:	10/F, Effectual Building, 16 Hennessy Road, Wanchai, Hong Kong

Facsimile:	(852) 2529 1619

Attention:	Simon Ho

Execution Copy

10.1.3	for the avoidance of doubt, must not be sent by electronic mail.

10.2	In the absence of evidence of earlier receipt, any notice shall take effect from the time that it is deemed to be received in accordance with clause 10.3 below.

10.3	Subject to clause 10.4 below, a notice is deemed to be received:

10.3.1	in the case of a notice left at the address of the addressee, upon delivery at that address;

10.3.2	in the case of a posted letter, on the third day after posting or, if posted to or from a place outside Hong Kong, the seventh day after posting; and

10.3.3
in the case of a facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

10.4
A notice received or deemed to be received in accordance with clause 10.3 above on a day which is not a Business Day or after 5p.m. on any Business Day, according to local time in the place of receipt, shall be deemed to be received on the next following Business Day.

10.5	Each party undertakes to notify the other parties by notice served in accordance with this clause if the address specified herein is no longer an appropriate address for the service of notices.

11.	ENTIRE AGREEMENT

11.1	This Agreement constitutes the whole and only Agreement between the parties relating to the subject matter of this Agreement.

11.2	Each party acknowledges that in entering into this Agreement it is not relying upon any pre-contractual statement which is not set out in this Agreement.

11.3
Except in the case of fraud, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement.

11.4
For the purposes of this clause, "pre-contractual statement" means any draft, Agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement.

12.	VARIATION

This Agreement may only be varied in writing signed by each of the parties.

13.	EFFECT OF COMPLETION

So far as it remains to be performed this Agreement shall continue in full force and effect after Completion.  The rights and remedies of the parties shall not be affected by Completion.

14.	REMEDIES AND WAIVERS

14.1	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall:

14.1.1	affect that right, power or remedy; or

14.1.2	operate as a waiver of it.

14.2
The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

Execution Copy

14.3	The rights, powers and remedies provided in this Agreement are cumulative with and not exclusive of any rights, powers and remedies provided by law.

14.4
Notwithstanding any express remedies provided under this Agreement and without prejudice to any other right or remedy which any party may have, each party acknowledges and agrees that damages alone may not be an adequate remedy for any breach by it of the provisions of this Agreement, so that in the event of a breach or anticipated breach of such provisions, the remedies of injunction and/or an order for specific performance would in appropriate circumstances be available.

15.	COSTS AND EXPENSES

Except as expressly provided in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement (including but not limited to their respective stamp duty, SFC transaction levy and Stock Exchange trading fee).

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.  Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

17.	SPECIFIC PERFORMANCE

The parties acknowledge and agree that in the event of a default by any party in the performance of their respective obligations under this Agreement, the non-defaulting parties shall have the right to obtain specific performance of the defaulting party's obligations, such remedy to be in addition to any other remedies provided under this Agreement or at law.

18.	GOVERNING LAW AND JURISDICTION

18.1	This Agreement is to be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region of the People's Republic of China ("Hong Kong").

18.2	Each party agrees that any proceeding, suit or action arising out of or in connection with this Agreement ("Proceedings") may be brought in the courts of Hong Kong.

18.3
This clause shall not limit the right of either party to take Proceedings against the other in any other court or, to the extent permitted by law, in the courts of more than one jurisdiction at the same time.

18.4
Each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in any court in accordance with this clause.  Each party also agrees that a judgment against it in Proceedings brought in any jurisdiction in accordance with this clause shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

18.5	Each party irrevocably submits and agrees to submit to the jurisdiction of the Hong Kong courts and of any other court in which Proceedings may be brought in accordance with this clause.

18.6
Each of the Vendors hereby irrevocably appoints Publishers Representatives Limited of c/o 22nd Floor, Vita Tower, 29 Wong Chuk Hang Road, Aberdeen, Hong Kong as its agent to accept service of legal process on its behalf.  Each of the Vendors irrevocably agrees that if its process agent ceases to have an address in Hong Kong or ceases to act as its process agent, it shall appoint a new process agent acceptable to the Purchaser and will deliver to the Purchaser within 14 days a copy of written acceptance of appointment by the new process agent.

18.7
The Purchaser hereby irrevocably appoints Simon Ho of IDGVC Partners at 10/F, Effectual Building, 16 Hennessy Road, Wanchai, Hong Kong as its agent to accept service of legal process on its behalf.  The Purchaser irrevocably agrees that if its process agent ceases to have an address in Hong Kong or ceases to act as its process agent, it shall appoint a new process agent acceptable to the Vendors and will deliver to the Vendors within 14 days a copy of written acceptance of appointment by the new process agent.

Execution Copy

SCHEDULE

Name of Vendor	No. of Sale Shares	Consideration HK$ (net of stamp duty payable by the respective Vendors)
GSOL	5,916,000	9,073,160.96
TMH	56,736,000	87,014,006.09

Execution Copy

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

Signed for and on behalf of GLOBAL SOURCES LTD. by in the presence of:	) ) ) ) ) )
Signed for and on behalf of TRADE MEDIA HOLDINGS LIMITED by in the presence of:	) ) ) ) ) )
Signed for and on behalf of IDG TECHNOLOGY VENTURE INVESTMENT III, L.P. by in the presence of:	) ) ) ) ) )